Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION

Corporate Headquarters
One Campus Martius • Detroit, Michigan 48226
(313) 227-7300

For Immediate Release

June 6, 2011

Compuware Acquires dynaTrace software, Setting the New Standard for Application Performance Management

Meets Growing Business Demand for IT Agility, Enables Rapid Delivery of High-performing Modern Apps and Cloud-based Services

DETROIT--July 6, 2011--Compuware Corporation (NASDAQ:CPWR), the technology performance company, today announced that it has acquired privately held dynaTrace software. The $256 million cash acquisition closed on July 1, 2011.

“Organizations today depend on the rapid development and delivery of high-performing applications to drive revenues, customer satisfaction and brand,” said Compuware Chief Executive Officer Bob Paul. “To meet these demands effectively, IT organizations must have visibility into the performance of every transaction, from development, through test and in production. Together, Compuware and dynaTrace APM solutions allow IT to meet business demands for performance and agility through unbeatable insight into the user experience – whether in cloud, complex or traditional environments.”

Headquartered in suburban Boston, dynaTrace employs 180 people around the world. Substantially all of these employees, including the leadership team, are expected to remain with Compuware.  dynaTrace has a 92-percent win rate and a five-year CAGR of 125 percent because its unique PurePath technology solves the multi-billion dollar problem of optimizing application performance in a different and better way.

“The APM market is undergoing a transformation; old tools simply can’t meet the competitive requirements of modern applications,” said John Van Siclen, Chief Executive Officer of dynaTrace software. “Compuware sees the same market shift and is committed to building next-generation APM solutions that bring customers greater value, with less effort, faster than ever before. We’re excited to be a part of the Compuware team, which will allow us to meet and increase the skyrocketing demand for dynaTrace solutions.”

Financial Impact

dynaTrace has trailing twelve month revenues of $26 million and will add between $35 and $45 million to Compuware’s FY ’12 revenues. In FY ’13, Compuware expects it to add nearly $100 million to the top line.

Due to purchase accounting, the acquisition will have a three cents per share negative impact on Compuware’s expected FY ’12 EPS. In FY ’13, the impact is expected to be at least four cents per share positive. These estimates reflect the long-term value of Compuware’s investment strategy to become best-in-the-world in the APM market.

For complete details about how this agreement raises the bar for optimizing application performance, visit http://www.compuware.com/dynatrace.

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Compuware Acquires dynaTrace Software, Setting the New Standard for Application Performance Management
July 6, 2011

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dynaTrace was founded by Bernd Greifeneder, Sok-kheng Tang and Hubert Gerstmeyer in 2005. Ben Nye at Bain Capital Ventures invested in dynaTrace at its founding, and Salil Deshpande of Bay Partners joined the company’s board in 2008. Pacific Crest Securities served as the advisor to dynaTrace on this transaction.

About dynaTrace software Inc.

dynaTrace is the new leader in application performance management (APM). With its patented PurePath technology, the company offers the only continuous APM system on the market, transforming how applications are built, tested and managed. Hundreds of companies including Zappos, SAS, Macy’s, BBVA and Thomson Reuters rely on dynaTrace to drive better business results by optimizing performance, accelerating time-to-market for new releases, reducing application management costs, and bringing business and IT closer together. Visit dynaTrace online at www.dynatrace.com.

Compuware Corporation

Compuware Corporation, the technology performance company, provides software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world’s most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

Conference Call Information and Presentation

Compuware will host a conference call to discuss this agreement at 8:30 a.m. Eastern time (12:30 GMT) today. To join the conference call, interested parties from the United States should call 800-230-1059. For international access, the conference call number is +1-612-234-9959. No password is required. To download the presentation that will be used during the conference call, visit http://www.compuware.com/dynatrace.

A conference call replay will also be available. The United States replay number will be 800-475-6701, and the international replay number will be +1-320-365-3844. The replay passcode will be 209173. Additionally, investors can listen to the conference call via webcast by visiting the Compuware Corporation Investor Relations web site at http://www.compuware.com.

Press Contact

Lisa Elkin, Vice President, Marketing and Communications, Compuware Corporation, 313-227-7345, lisa.elkin@compuware.com.

For Sales and Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI 48226, 800-521-9353, http://www.compuware.com

Certain statements in this press release and announcement may constitute forward-looking statements. When we use words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or make statements regarding our future plans, objectives or expectations, we are making forward-looking statements. These forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized and that could cause actual results to differ materially from Compuware’s expectations in these statements. These risks and uncertainties include: the ability to successfully integrate the products and employees of Compuware and dynaTrace; the ability to successfully develop and market new products and services, and the uncertainty of whether such new products and services will achieve market acceptance or result in revenue growth; and the continued performance or market growth of Compuware’s products. For more information about other risks that could affect the forward-looking statements herein, please see Compuware’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Compuware expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.